Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Award Plan, 2014 Employee Stock Purchase Plan and 2016 Employment Commencement Incentive Plan of Ardelyx, Inc. of our reports dated February 28, 2022, with respect to the financial statements of Ardelyx, Inc. and the effectiveness of internal control over financial reporting of Ardelyx, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

February 28, 2022